CREDIT SUISSE CAPITAL FUNDS
CERTIFICATE OF AMENDMENT
The undersigned, being the Vice President and Secretary of Credit Suisse Capital Funds, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 9.3 of the Amended and Restated Agreement and Declaration of Trust, dated February 22, 1996, as amended to date (as so amended, the "Declaration"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on May 3, 2010, Section 6.2 of the Declaration of Trust is hereby amended as follows:

The name of the Credit Suisse Small Cap Core Fund of the
Trust is changed to the "Credit Suisse Large Cap Blend II
Fund" effective as of July 27, 2010.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 2nd day of June, 2010.

/s/J. Kevin Gao
J. Kevin Gao
Vice President and Secretary

ACKNOWLEDGMENT
STATE OF New York                       )
                                 ) ss.
COUNTY OF New York                   )
June 2, 2010

Then personally appeared the above-named J. Kevin Gao and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/Karen A. Regan
Notary Public
My commission expires: December 22, 2013
[NOTARIAL SEAL]

KAREN A. REGAN
Notary Public, State of New York
No. 01RE6000715
Qualified in New York County
Commission Expires Dec. 22, 2013